	Significant Subsidiaries of Citigroup	Exhibit 21.01

In accordance with SEC rules, the following is a list of Citigroup’s subsidiaries as of December 31, 2020, other than those subsidiaries, considered in the aggregate as a single subsidiary, that would not constitute a “significant subsidiary” as of December 31, 2020.
This list of subsidiaries will change from year-to-year as a result of changes in Citigroup’s and its subsidiaries’ results of operations and financial condition, legal entity consolidations and any sales and other dispositions of Citigroup’s subsidiaries. Accordingly, this list is not representative of the total number of subsidiaries that Citigroup may have at any given time.
Subsidiary Level (a)	Subsidiary	Jurisdiction Name

1	Citicorp Banking Corporation	Delaware
1	Citicorp LLC	Delaware
2	Citi GSCP Inc.	Delaware
3	TRV Holdings LLC	Delaware
4	TRV Investments LLC	Delaware
5	COHM Overseas Mexico Holding, S. de R.L. de C.V.	Mexico
6	Citicorp (Mexico) Holdings LLC	Delaware
7	Grupo Financiero Citibanamex, S.A. de C.V.	Mexico
8	Banco Nacional de Mexico, S.A., integrante del Grupo Financiero Banamex	Mexico
9	Tarjetas Banamex, S.A. de C.V., SOFOM, E.R.,Integrante del Grupo Financiero Banamex	Mexico
8	Citibanamex Afore, S.A de C.V., integrante del Grupo Financiero Citibanamex	Mexico
2	Citibank, N.A.	United States
3	Citibank (China) Co., Ltd.	China
3	Citibank Overseas Investment Corporation	United States
4	Bank Handlowy w Warszawie S.A.	Poland
4	Citi Investments Bahamas Ltd.	Bahamas
5	Citi Overseas Holdings Bahamas Limited	Bahamas
6	Citibank Holdings Ireland Limited	Ireland
7	Citibank Europe plc	Ireland
6	Citigroup Asia Pacific Holding LLC	Delaware
7	Banco Citibank S.A.	Brazil
7	Citigroup Holding (Singapore) Private Limited	Singapore
8	Citibank Berhad	Malaysia
8	Citibank (Hong Kong) Limited	Hong Kong
8	Citibank Singapore Limited	Singapore
8	Citicorp International Limited	Hong Kong
8	Citicorp Investment Bank (Singapore) Limited	Singapore
4	Citibank Korea Inc.	South Korea
4	Citibank Taiwan Ltd.	Taiwan
4	Citicorp Services India Private Limited	India
4	Citigroup Netherlands B.V.	Netherland
5	AO Citibank	Russia
4	Citigroup Pty Limited	Australia
3	Citicorp Credit Services, Inc. (USA)	Delaware
2	Citigroup Japan Holdings G.K.	Japan
3	Citigroup Global Markets Japan Inc.	Japan

1	Citigroup Global Markets Holdings Inc.	New York
2	Citigroup Financial Products Inc.	Delaware
3	Citigroup Energy Inc.	Delaware
3	Citigroup Global Markets Holdings Bahamas Limited	Bahamas
4	Citigroup Global Markets Limited	United Kingdom
3	Citigroup Global Markets Inc.	New York

(a) Indicates the number of subsidiaries levels the subsidiary resides beneath Citigroup Inc.